IMAGIS Technologies Inc.
1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
http://www.imagis-cascade.com

SAN BERNARDINO COUNTY POLICE PURCHASE
LAW ENFORCEMENT SOFTWARE

Vancouver, BC, Canada, March 1, 2001: (OTCBB: "IGSTF"; CDNX: "NAB"; Germany: "IGY") Imagis Technologies Inc. (Imagis) a leading global software developer of biometric solutions announced today that Imagis and the West Covina Service Group will integrate their software to supply the Chino Police in San Bernardino County, California with a complete law enforcement suite.

The Chino Police department has purchased Imagis' CABS™ Arrest & Booking software and Imagis ID-2000™ biometric facial recognition software as part of an integrated system being provided to them by the West Covina Service Group. This includes a fully integrated computer-aided dispatch system, records, and mobile use for police cruisers. West Covina Service Group have tightly integrated CABS™ and ID-2000™ with their applications to aid in the identification of offenders. Chino Police department is located in San Bernardino County, California approximately 40 miles east of Los Angeles.

About the West Covina Service Group:

The West Covina Service Group (WCSG) is an entrepreneurial enterprise of the West Covina Police Department (WCPD). Today, WCSG supports over 30 different Police/Fire/CAD agencies and municipal governments who use their internally-developed Records Management System. WCGS are now promoting CABS™ and ID-2000™ as enhancements to their customer base.

About Imagis Technologies Inc.

Imagis Technologies Inc., is an independent software developer of biometric solutions. Its ID-2000™ facial recognition technology is being used by international agencies in the justice and law enforcement market. ID-2000™ forms the basis of some of the world's largest criminal justice digital imaging systems. Imagis' product suite includes the flagship criminal database application CABS™, used by numerous law enforcement agencies. CABS™ provides an integrated view of data, arrest and booking information, evidence tracking and images, including faces. Imagis is currently expanding into new markets such as security, e-commerce and identity verification at high traffic locations including airports and casinos. Imagis markets its products through a global network of business partners.
http://www.imagis-cascade.com/

-0-

Imagis Technologies Inc.
Contact: Sandra Buschau
Director & VP Investor Relations
Tel: (604) 684-4691
e-mail: sandy@ipm.bc.ca
http://www.imagis-cascade.com/

Statements made in this press release that are not historical or current facts are "forward looking statements" made pursuant to the safe harbor provisions of federal securities laws. Forward looking statements represent certain risks and uncertainties that could cause actual results and events to differ materially from those presently anticipated or projected.

The Canadian Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.